Exhibit 99.2

[LOGO] Endurance

                                                        Contacts
                                                        Bryan Melgar, Investor
                                                        Relations
                                                        Phone: (441) 278-0491
                                                        Email:
                                                        bmelgar@endurance.bm

                                                        Marianne Navickas,
                                                        Corporate Communications
                                                        Phone: (441) 278-0420
                                                        Email:
                                                        mnavickas@endurance.bm

ENDURANCE SPECIALTY REPURCHASES 750,000 OF ITS ORDINARY SHARES FROM TIAA-CREF

HAMILTON, Bermuda - August 20, 2003 - Endurance Specialty Holdings Ltd., (NYSE:ENH) today announced that it has repurchased 750,000 of its ordinary shares owned by TIAA-CREF, an initial private equity investor at the formation of Endurance Specialty. The purchase price was $27.06 per share which represented a 3% discount to the closing price for the ordinary shares on August 19, 2003. The purchase price was $20.3 million. Endurance used existing cash on hand to fund the repurchase.

Kenneth J. LeStrange, Chairman and Chief Executive Officer, commented, "We are pleased to have met TIAA-CREF's desire for liquidity in a manner which reduced the potential for downward price pressure on our ordinary shares and allowed Endurance to utilize a small portion of its excess capital."

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance currently writes property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risks, casualty individual risks, and other specialty lines. Endurance's operating subsidiaries have been assigned a group rating of A (Excellent) from A.M. Best and A- from Standard & Poor's. Endurance's headquarters are located at Crown House, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda and its mailing address is Endurance Group, Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm/.

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